UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 3, 2010
Kennametal Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-5318 (Commission File Number)	25-0900168 (IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania		15650-0231 (Zip code)

(Address of principal executive offices)
Registrant’s telephone number, including area code:
(724) 539-5000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Effective December 8, 2010, John R. Tucker was appointed to serve as Vice President and President, Business Groups of Kennametal Inc. (“Kennametal” or the “Company”). Mr. Tucker, age 63, joined Kennametal in October 2008 as the Chief Technical Officer. In addition to his new responsibilities for the Company’s business groups, he will continue to serve as Chief Technical Officer until a successor for the CTO position is named. Before joining the Company, Mr. Tucker served as the Chairman and CEO of Sermatech International, a global technology company, from August 2006 through May 2008. From August 2003 to July 2006, Mr. Tucker served as the President and Chief Executive Officer of Capstone Turbine Corporation, a producer of low-emission microturbine systems. Prior to that, Mr. Tucker served in a number of key leadership positions in companies such as Westinghouse Electric Corporation, Daimler Benz Aerospace, AlliedSignal Aerospace and York International Corporation.
     Mr. Tucker is already a party to the Company’s standard form of Employment Agreement for executives and the Company’s standard Indemnification Agreement. The Employment Agreement is described in the Company’s 2010 Proxy Statement under the caption “Employment Agreements and Termination of Employment and Change-in-Control,” which description is incorporated herein by reference. The form of Indemnification Agreement was filed as Exhibit 10.2 to the Form 8-K filed by the Company on March 22, 2005, and is incorporated herein by reference.
     Mr. Tucker is assuming his new role as successor to Gary W. Weismann, who has served as the Vice President and President, Business Groups since May 2010, and in a number of other executive and leadership positions throughout his more than 21 years of service at the Company. Mr. Weismann informed the Company of his intention to retire on December 3, 2010, effective as of January 4, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENNAMETAL INC.
Registrant
Date: December 9, 2010	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel